Exhibit 10.1

PHINIA Inc.
Transition Income Plan

Effective as of January 1, 2024
(Amended and Restated effective May 20, 2025)

PHINIA Inc.
Transition Income Plan
Table of Contents
Page
Section 1.    Purpose    1
Section 2.    Effective Date    1
Section 3.    Plan Year    1
Article II. DEFINITIONS    1
Article III. ELIGIBILITY    3
Article IV. AMOUNT OF BENEFITS    4
Section 1.    Transitional Benefit    4
Section 2.    Setoff for WARN and Other Legally Mandated Payments    5
Section 3.    Deduction for Withholding Tax    5
Article V. ELIGIBLE WEEKS OF BENEFITS AND MANNER OF PAYMENT    5
Section 1.    Eligible Weeks    5
Section 2.    Release Agreement Condition    5
Section 3.    Payment of the Lump Sum Benefit    6
Section 4.    Payment of Group Insurance Coverage    6
Article VI. CONTINUOUS SERVICE    6
Article VII. PLAN ADMINISTRATION    6
Section 1.    Administrator    6
Section 2.    Powers and Authority of the Administrator    6
Section 3.    Indemnification    7
Section 4.    Transitional Benefit    8
Section 5.    Claim Procedure    8
Section 6.    Cost of Administering the Plan    8
Article VIII. SECTION 409A    8
Section 1.    Interpretation    8
Section 2.    Separation from Service and Specified Employee    9
Section 3.    No Warranty or Guaranty of Tax Treatment    9
Article IX. MISCELLANEOUS    9
Section 1.    No Vested Interest    9
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Section 2.    Employment Rights    9
Section 3.    Non-Alienation of Transitional Benefit    9
Section 4.    Amendment and Duration of the Plan    10
Section 5.    Construction    10
Section 6.    Applicable Law    10
Section 7.    Other Plans, Policies or Programs    10

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Article I.ARTICLE I

PURPOSE AND EFFECTIVE DATE
Section 1.Purpose.
(a)The purpose of this Plan is to provide transitional income to a Participant whose employment with the Company is terminated in accordance with the terms and conditions hereunder.
(b)The Plan complies with Section 2510.3-2(b) of the Department of Labor regulation because participant benefits are: (i) not contingent, directly or indirectly, on retirement; (ii) less than or equal to twice the participant’s annual pay during the year immediately preceding the termination date; and (iii) payable within 24 months following the termination date. This Plan is intended to constitute an employee welfare benefit plan within the meaning of Section 3(1) of ERISA and is intended to be exempt from, or comply with, the requirements under Section 409A of the Code.
(c)This Plan is a “Component Program” under the PHINIA Inc. Flexible Benefits Plan (“Flexible Benefits Plan”) and is incorporated into the Flexible Benefits Plan.
Section 2.Effective Date. The Plan is adopted effective for Termination Dates on and after January 1, 2024.
Section 3.Plan Year. The Plan operates on the 12-month period ending each December 31st.
Article II.

DEFINITIONS
As used herein:
1.“Administrator” means the administrator described in Section 1 of Article VII.
2.“Annual Salary” means the Employee’s base annual salary before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company plan immediately prior to the Employee’s Termination Date as reflected in the Company’s. Annual Salary excludes amounts paid or payable as a Bonus or Variable Payment, overtime, commissions, shift differential pay, incentive pay, special award pay, the value of any employee benefits, or any payment determined by the Company to be similar thereto.
3.“Bonus or Variable Payment” means an amount payable under a profit sharing plan, the PHINIA Inc. Management Incentive Bonus Plan or any other bonus plan, or an equity-based incentive plan.
4. “Cause” means, as determined within the sole discretion of the Administrator, the following: (i) the Employee’s intentional dishonest or illegal conduct which injures to the Company or which results in an improper substantial personal benefit; (ii) the Employee’s breach of any provision of any employment, nondisclosure, non-competition, or similar agreement or Company policy to which the Employee is a party or is bound; (iii) the Employee’s conviction of or plea of guilty to a felony or any crime involving moral turpitude; (iv) the Employee’s nonperformance or dereliction of duty; (v) the Employee’s poor performance; (vi) the Employee’s insubordinate conduct; or (vii) the

Employee’s failure to improve work performance in accordance with a written performance improvement plan.
5.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
6.“Company” means PHINIA Inc. or any successor thereto.
7.“Continuous Service” means the Employee’s length of uninterrupted time of employment with the Company from the Employee’s most recent date of hire as described in Article IV.
8.“Eligible Weeks” means the total number of Weeks used to calculate the Participant’s Lump Sum Benefit.
9.“Employee” means a full-time U.S. payrolled salaried employee of the Company, but shall not include any employee who: (i) on his or her Termination Date had in effect an agreement or arrangement with the Company which provides termination or severance benefits or payments as a result of the Employee’s termination of employment; (ii) is a temporary employee, (iii) is a summer internship employee, (iv) is an independent contractor (even if the Internal Revenue Service characterizes or re-characterizes such person as a common law employee); (v) is a leased employee within the meaning of Section 414(n)(2) or Section 414(o)(2) of the Code; or (vi) is covered by a collectively bargained agreement.
10.“Employer” means an employer other than the Company. The term “Employer” shall include, without limitation, proprietorships and partnerships, as determined by the Company for purposes of determining eligibility for a Transitional Benefit.
11.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
12.“Group Insurance Benefit” means the amount of the premium that the Company will pay to provide coverage to the Participant, the Participant’s spouse and eligible dependents, pursuant to the requirements COBRA, for medical and prescription insurance coverage and the supplemental group dental and vision coverage under the Company’s group health insurance plan that the Participant had as of his or her Termination Date, less any amount which was then required to be paid by the Participant.
13.“Lump Sum Benefit” means the lump sum amount payable to a Participant under Section 1 of Article IV.
14.“Participant” means an Employee who satisfies the requirements of, and is eligible, to receive a Transitional Benefit under this Plan.
15.“Plan” means the PHINIA Inc. Transitional Income Plan as set forth herein, and as it may be amended from time to time.
16.“Release Agreement” means a written agreement in a form provided by the Administrator, in its sole discretion, by which a Participant agrees to waive and release the Company and other releases determined by the Company from all legal claims the Participant may have against the Company and other releases determined by the Company, and such other restrictive covenants or other terms, as may be required by the Company in exchange for payment of the Transitional Benefit.

17.“Return Date” means the date by which a Participant must sign and return a Release Agreement to obtain Transition Benefits. Except as otherwise determined by the Administrator in its sole discretion, or required by law, the Return Date shall be as follows:
(a) If the Participants under 40, 14 calendar days following the Participant’s Termination Date;
(b)If Participant is at least 40 years old, 21 calendar days following the Participant’s Termination Date, so long it is not timely revoked;
(c)If Participant is at least 40 years old, and the same type of termination of employment affects two or more Participants, 45 calendar days following the Participant’s Termination Date, so long as it is not timely revoked.
(d)Notwithstanding the above, if the WARN Act applies, the Return Date may be a later date determined by the Administrator.
18.“Termination Date” means the date a Participant’s employment with the Company is terminated or the date a Participant is permanently released from active employment status.
19.“Transitional Benefit” means a Lump Sum Benefit and a Group Insurance Benefit.
20.“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988 or any other similar federal or state statute regarding notification requirements for termination of employment or mandated severance payments.
21.“Week” when used in connection with the computation of a Transitional Benefit with respect to a Participant means a calendar week beginning with Monday.
22.“Weekly Salary” means the Participant’s Annual Salary divided by fifty-two (52).
Article III.

ELIGIBILITY
An Employee shall be eligible for a Transitional Benefit as set forth in Section 1 of Article V if he or she meets the following requirements, as determined within the sole discretion of the Administrator:
(a)The Employee’s termination from the employment of the Company resulted from (i) a restructuring or reduction in work force, or (ii) the permanent elimination of a job position;
(b)The Employee’s termination from employment of the Company was not caused by any of the following reasons:
(i)Voluntary resignation by the Employee;
(ii)Termination of employment for Cause;
(iii)Sabotage, riot or insurrection;

(iv)Labor dispute of any kind involving Employees;
(v)Any war or hostile act of a foreign power (but not government regulations or controls connected therewith);
(vi)Disaster caused by fire, explosion or flood, or material shortage caused by a supplier’s labor dispute, or any Act of God, or other circumstances beyond the control of the Company; or
(vii)The sale or transfer of the Company’s operation or assets, or a portion thereof, that affects the Employee to an Employer which offers employment to the Employee;
(c)The Employee was not on an unapproved leave of absence (except a leave benefit of a short duration that an Employee may take while working full-time or a leave benefit that is authorized by law);
(d)The Employee has not refused to accept re-employment with the Company;
(e)The Employee has not been re-employed by the Company;
(f)The individual was an Employee on his or her Termination Date; and
(g)The Employee who is eligible to receive severance benefits under any plan, program, or policy (other than the Plan) adopted or maintained by the Company or who is party to a separate contract or agreement with the Company with provision for the payment or non-payment of severance benefits.
Article IV.

AMOUNT OF BENEFITS
Section 1.Transitional Benefit. The Transitional Benefit payable to or for a Participant under this Plan, subject to Article V, shall be as follows:
(a)A Lump Sum Benefit in an amount equal the Participant’s Weekly Salary multiplied by the Participant’s Eligible Weeks determined in Article V, Section 1; and
(b)A Group Insurance Benefit for the duration of the Eligible Weeks as determined in Article V, Section 1.
Section 2.Setoff for WARN and Other Legally Mandated Payments. The Company shall setoff against the Transitional Benefit of a Participant, (a) any amount it pays to, or (b) any group insurance coverage period it extends to, such eligible Participant in order to satisfy the obligations which the Company incurs with respect to that person under the WARN Act.
Section 3.Deduction for Withholding Tax. The Company shall deduct from the Transitional Benefit of a Participant any amount required to be withheld by the Company by reason of any law or regulation of any Federal, state, or municipal government for payment of taxes or otherwise.

Article V.

ELIGIBLE WEEKS OF BENEFITS AND MANNER OF PAYMENT
Section 1.Eligible Weeks.
(a)A Participant who is designated with a salary grade level of 15 or less on the Company’s human resource information system as of his or her Termination Date shall be eligible for a Transitional Benefit of at least four (4) Eligible Weeks but not more than twenty-six (26) Eligible Weeks. Such Participant shall receive a Transitional Benefit determined as one (1) Eligible Week for each 12-month period of Continuous Service the Participant completed as of the Participant’s Termination Date.
(b)A Participant who is designated with a salary grade level of 16 or above on the Company’s human resource information system as of his or her Termination Date shall be eligible for a Transitional Benefit of twenty-six (26) Eligible Weeks.
Section 2.Release Agreement Condition.
(a)Notwithstanding anything in the Plan to the contrary, a Participant’s eligibility to receive the Transitional Benefit is subject to and contingent on the following: (i) the Participant signs and returns Release Agreement to the Administrator by the Return Date; (ii) the Participant does not timely revoke the Release Agreement as provided in Article V, Section 2(c); and (iii) the Release Agreement becomes effective and irrevocable in accordance with its terms.
(b)A Release Agreement returned to the Administrator that is signed and physically received by the Return Date, or, if mailed, is addressed properly for delivery, postmarked by the United States Postal Service no later than the Return Date, and actually received by the Administrator no later than 10 calendar days from the Return Date, will be considered timely. Release Agreements that are not timely signed and returned as provided herein will not be accepted by the Administrator and the Transitional Benefit shall not be paid.
(c)To be effective, a written request to revoke must be received by the Administrator no later than 11:59 p.m. Eastern Time on the seventh calendar day (or other longer period required by law) from the date the Participant signed the Release Agreement or, if mailed, be postmarked no later than the seventh calendar day (or other longer period required by law) from the date the Participant signed the Release Agreement.
Section 3.Payment of the Lump Sum Benefit. The Lump Sum Benefit will be paid in a single cash lump sum payment as soon as practicable following the receipt of an effective and irrevocable Release Agreement, but no later than sixty (60) calendar days after the Participant’s Termination Date.
Section 4.Payment of Group Insurance Coverage. Provided the Participant timely elects COBRA continuation coverage, the Company will pay the monthly COBRA Group Insurance premium that the Participant is eligible for, on behalf of such eligible Participant, less any amount which was then required to be paid by the Participant while an active employee, until the earliest of (a) the expiration of the total number of Eligible Weeks as determined in Article V, Section 1, subject to a maximum of twenty-six (26) Eligible Weeks, the date that the Participant becomes eligible for the group health plan of another employer, or (c) the date the Participant loses the right to COBRA continuation coverage under the Company’s group health plan.

Article VI.

CONTINUOUS SERVICE
Continuous Service means a Participant’s uninterrupted employment with the Company beginning on the Participant’s latest hire date of employment and ending on Termination Date, determined and adjusted in accordance with the following provisions:
(a)Authorized Leave of Absence. A Participant’s Continuous Service shall include any leave of absence authorized by the Company under its standard personnel practices, provided the Participant returns to active employment with the Company at the expiration of such authorized leave of absence.
(b)Military Service. Continuous Service shall include the period a Participant is in the Armed Forces provided they are eligible for re-employment upon their discharge pursuant to the Uniformed Services Employment and Reemployment Rights Act (or under any prior or subsequent corresponding federal law) (“USERRA”) and the Participant makes application for re-employment within the period prescribed by USERRA.
(c)Service with Division. Continuous Service for purposes of computing the amount of the Transitional Benefit shall include a Participant’s employment with the Company.
Article VII.

PLAN ADMINISTRATION
Section 1.Administrator. The Administrator shall be the Company.
Section 2.Powers and Authority of the Administrator.
The Administrator shall have the powers under this Plan as set forth in the PHINIA Inc. Flexible Benefits Plan.
Section 3.Indemnification. The Administrator and any delegate or agent of the Company who is an Employee will be fully indemnified by the Company against all liabilities, costs, and expenses (including defense costs, but excluding any amount representing a settlement unless such settlement is approved by the Company) imposed upon it in connection with any action, suit, or proceeding to which it may be a party by reason of being the Administrator or having been assigned or delegated any of the powers or duties of the Administrator, and arising out of any act, or failure to act, that constitutes or is alleged to constitute a breach of such person’s responsibilities in connection with the Plan, unless such act or failure to act is determined to be due to gross negligence or willful misconduct.
Section 4.Transitional Benefit Repayment.
(a)If the Administrator determines that any Lump Sum Benefit under this Plan should not have been paid or should have been paid in a lesser amount, written notice thereof shall be mailed to the recipient and the recipient shall return the amount of overpayment to the Company. If such recipient shall fail to return such amount promptly, necessary action will be taken to recover the amount of overpayment.

(b)The records of the Company shall be prima facie evidence as to all matters relating to the Plan and the calculation of the Transitional Benefit hereunder.
Section 5.Claim Procedure, Exhaustion, and Jurisdiction and Venue.
(a)The claims and review procedures are described in detail in the Summary Plan Description of the Plan.
(b)Any individual seeking judicial review of any adverse benefit determination under the Plan (a "claimant") must first exhaust all claims and review procedures in the Summary Plan Description of the Plan before filing suit in court. Claimants must file suit or bring legal action (including, without limitation, a civil action under Section 502(a) of ERISA) within 12 months of the date the final adverse benefit determination is issued. A claimant who fails to file such suit or legal action within this time period will lose any rights to bring any such suit or legal action thereafter.
(c)Exclusive jurisdiction and venue of all disputes arising out of or relating to this Plan (including, but not limited to, any disputes arising out of a claim for benefits) will be the United States District Court for the Eastern District of Michigan and the appellate courts having jurisdiction of appeals in such court. The provisions of this section will survive and remain in effect until all obligations are satisfied, notwithstanding any termination of the Plan.
Section 6.Cost of Administering the Plan. All costs, charges and expenses reasonably incurred shall be paid by the Company. No compensation shall be paid to the Administrator.
Article VIII.

SECTION 409A
Section 1.Interpretation. The benefits or payments provided under this Plan are intended to comply with, or be exempt from, Section 409A of the Code, and all regulations, guidance, or other interpretive authority thereunder (“Section 409A”). To the extent that the benefits are subject to Section 409A, this Plan will be interpreted and construed to comply with Section 409A and the applicable guidance thereunder or, alternatively, to comply with an exemption from Section 409A and the applicable guidance thereunder. Each payment of compensation under this Plan will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral exception.
Section 2.Separation from Service and Specified Employee. To the extent Section 409A applies, any reference herein to a termination of employment, retirement, separation from service or phrases of similar import will mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Notwithstanding anything to the contrary in the Plan, if a Participant is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph shall be paid to the Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

Section 3.No Warranty or Guaranty of Tax Treatment. The tax treatment of the benefits or payments provided under this Plan or any other agreement between Company and a Participant is not warranted or guaranteed. Neither the Company represents or guarantees that any particular federal or state income, payroll or other tax treatment will result from the compensation or benefits payable under this Plan or any other agreement between the Company and the Participant. The Company does not represent that this Plan or any other agreement between the Company and the Participant complies with Section 409A and in no event shall the Company, nor their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on the Participant pursuant to Section 409A or damages for failing to comply with Section 409A. The Participant is solely responsible for the proper tax reporting and timely payment of any tax or interest for which the Participant is liable as a result of the compensation or benefits payable pursuant to this Plan or any other agreement between the Company and the Participant.
Article IX.

MISCELLANEOUS
Section 1.No Vested Interest. No Employee, Participant, beneficiary, or other person shall have any right, title or interest in any benefit under the Plan prior to payment thereof, or in any property of the Company.
Section 2.Employment Rights. The Plan shall not confer upon any Participant any right to continue in the employment of the Company and shall not in any way affect the right of the Company to dismiss or otherwise terminate the employment of any Employee at any time and for any reason with or without cause.
Section 3.Non-Alienation of Transitional Benefit. Except as may be required by law in a particular circumstance, no Transitional Benefit shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind, and any attempt to accomplish the same shall be void.
Section 4.Amendment and Duration of the Plan. The Company hopes and expects to continue this Plan but necessarily reserves the right hereunder, by action of the Administrator or such person as the Administrator so designates, to from time to time alter, amend, modify, reduce, suspend or terminate the Plan or any payment hereunder at any time in whole or in part, without notice and for any reason.
Section 5.Construction. The captions contained herein are inserted only as a matter of convenience and reference, and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor in any way will affect the Plan or the construction of any provision thereof. Any terms expressed in the singular form will be construed as though they also include the plural, where applicable, and references to the masculine, feminine, and the neuter are interchangeable.
Section 6.Applicable Law. The Plan and all rights and duties hereunder shall be governed, construed and administered in accordance with the laws of the United States, and to the extent not preempted thereby, by the laws of the State of Michigan.
Section 7.Other Plans, Policies or Programs. This Plan contains the terms and conditions with respect to Transitional Benefits in connection with a termination of employment as set forth in Article III and supersedes any prior Plan document and any other plan, policy, program or practice of the Company with respect to such matters as set forth in Article I, Section 1.

IN WITNESS WHEREOF, PHINIA Inc. has caused this Plan to be executed by its duly authorized officer on the 20th day of May, 2025.
PHINIA Inc.

By:    /s/ Alisa Di Beasi

Name:     Alisa Di Beasi

Title:     Chief Human Resource Officer